Exhibit (a)(1)(N)

[FORM OF CONFIRMATION OF RECEIPT OF ELECTION FORM/NOTICE OF WITHDRAWAL]

Confirmation of Receipt of Election Form/Notice of Withdrawal

☐	We have received your Election Form electing to ACCEPT the offer to exchange eligible option grants as indicated in your Election Form.

☐	We have received your Notice of Withdrawal electing to REJECT the offer to exchange eligible options as indicated in your Notice of Withdrawal.

Per our records, attached below is what you elected:

[Individual Stock Option Table]

If this is not correct, please re-deliver the Election Form or the Notice of Withdrawal, as applicable containing the correct information.

Please note that you may change your previous election(s) at any time before 9:00 p.m., Pacific Time, on September 15, 2006. If we extend the offer to exchange beyond that time, you may change your previous election at any time until the extended date.

If you have any questions, please telephone Stock Administration at +1 (650) 628-2600 (extension 82600) or send an email to StockAdministration@EA.com.

Thank you,